Exhibit (e)(1)(iii)

AMENDED AND RESTATED EXHIBIT A

THIS AMENDED AND RESTATED EXHIBIT A, dated as of November 3, 2008, is Exhibit A to that certain Underwriting Agreement dated as of December 18, 2000, between PFPC Distributors, Inc. and AFBA 5Star Funds, a Delaware statutory trust (as successor issuer of AFBA 5 Star Fund, Inc., a Maryland corporation.

PORTFOLIOS

AFBA 5Star Mid Cap Value Fund

AFBA 5Star Small Cap Fund

AFBA 5Star Large Cap Growth Fund (formerly, AFBA 5Star USA Global Fund)

AFBA 5Star Balanced Fund

AFBA 5Star Total Return Bond Fund (formerly, AFBA 5Star High Yield Fund)

AFBA 5Star Science & Technology Fund

PFPC DISTRIBUTORS, INC.

By:	/s/ Bruno DiStefano

Name:	Bruno DiStefano

Title:	Vice President

AFBA 5STAR FUNDS

By:	/s/ Robert E. Morrison, Jr.

Name:	Robert E. Morrison, Jr.

Title:	President